UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

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TARONIS FUELS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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On March 18, 2021, Taronis Fuels, Inc. issued the following press release:

TARONIS SENDS LETTER TO SHAREHOLDERS

Outlines Significant Progress Toward Improving Cash Flow and Future Value Creation for ALL Shareholders

Urges Shareholders to IGNORE any WHITE Consent Solicitation Card and Reject the Activist Group’s Attempts to Disrupt the Company’s Positive Momentum

Peoria, AZ, March 18, 2021 – Taronis Fuels, Inc. (“Taronis” or “the Company”) (OTCQB:TRNF), a global producer of renewable and socially responsible fuel products, today sent a letter to Taronis shareholders in connection with the consent solicitation initiated by Thomas Wetherald and Tobias Welo (“Wetherald/Welo”) who are seeking to remove, without cause, all five members of the Company’s Board of Directors. Wetherald and Welo have been joined by Mary Pat Thompson, Sergey Vesnetsov and Andrew McCormick, who, together with Wetherald and Welo, comprise the “Activist Group”.

The letter outlines Taronis’s significant progress toward improving cash flow and future value creation and urges shareholders to defend against the Activist Group’s attempt to disrupt Taronis’s positive momentum and seize control of the company without paying a premium.

The Board of Directors of Taronis urges shareholders to sign and return Taronis’s GREEN Consent Revocation Card and disregard any white consent cards received from Wetherald/Welo or the Activist Group.

The letter sent to shareholders highlights the following points.

●	The Board and management have taken numerous recent actions, which are outlined in the letter, to fuel growth, improve the Company’s capital position and become cash flow positive in the second quarter of 2021.
●	The Activist Group is trying to disrupt Taronis’s positive momentum at a critical time for the Company.
●	Based on prior actions and statements made by certain of the Activist Group nominees, the Board believes that if the Activist Group gains control of the Company, it would potentially reduce investment in the Company’s proprietary fuel, MagneGas, terminate key personnel and institute salary cuts for employees with the technical capabilities needed to maximize the value of the Company’s intellectual property.
●	The Activist Group’s March 12, 2021 letter contains baseless allegations and misstatements.

The full text of the letter is as follows:

March 18, 2021

Dear Taronis Shareholders,

We are writing on behalf of the Board of Directors of Taronis Fuels, Inc. (“Taronis” or the “Company”) about an upcoming decision that has serious consequences. You can support the Company and protect the future value of your investment BY DOING NOTHING – just IGNORE any WHITE consent solicitation card sent to you – it’s that easy!

Two shareholders, Thomas Wetherald and Tobias Welo (“Wetherald and Welo”), are trying to remove without cause the entire Board and replace them with five of their own nominees. Wetherald and Welo have been joined by Mary Pat Thompson, Sergey Vasnetsov and Andrew McCormick (together, the “Activist Group”).

If the Activist Group’s proposals prevail, they will take ALL of the seats of your five-member Board, and they will effectively take control of the Company – without paying a premium for it.

We urge you to support the Board of Taronis in this contest for control of the Company by IGNORING any WHITE card sent to you by Wetherald and Welo.

If you have already returned a WHITE card, you can change your vote by revoking your consent, and keep supporting the Board of Taronis by returning the enclosed GREEN Consent Revocation Card sent to you by the current Board in the post-paid envelope provided.

YOUR BOARD AND MANAGEMENT HAVE MADE SIGNIFICANT progress TOWARD

IMPROVING CASH FLOW AND future value creation FOR ALL SHAREHOLDERS

Under your current Board, Taronis is taking numerous actions to fuel growth, improve our capital position, and become cash flow positive in the second quarter of 2021, including:

●	Expanding our whole industrial gas operations into California and Arizona, which is expected to result in retail sales growth of more than 20% and wholesale revenue growth of nearly 50% in 2021.

●	Aggressively reducing operating expenses, including a reduction in annual payroll and benefit expenses of approximately $8 million, or 40% during the first quarter of 2021.

●	Completing several critical capital expenditures updates, which are expected to result in an additional $1 million in annual savings.

●	Eliminating nearly $2 million in cash liabilities and expenses by restructuring certain contractual obligations in exchange for common stock, without a discount to current market value, and without any warrants or other future rights.

●	Attracting several critical new hires across multiple retail markets, which are expected to accelerate projected revenue growth in 2021.

●	Retaining and incentivizing talent through the issuance of a one-time, company-wide stock retention grant to all employees, with the exception of officers and directors.

the activist group is TRYING to disrupt taronis’s positive momentum at a critical time for the company

Our decisive actions to put the Company on a better path forward are beginning to bear fruit, and the Board believes Taronis is on the brink of achieving meaningful growth and shareholder value creation in 2021.

The Activist Group, however, is trying to disrupt our momentum and could potentially change the strategic direction of the Company materially. For example, based on prior actions and statements made by certain of the Activist Group nominees, the Board believes that if the Activist Group gains control of the Company they would reduce investment in our proprietary fuel, MagneGas. During a December 16, 2020 meeting with a potential strategic consultant introduced by Mr. Welo, both he and Ms. Thompson were highly supportive of the consultant’s proposals to deemphasize investment in MagneGas and close a number of our retail locations.

Additionally, shortly after her appointment as Chief Financial Officer, a position she held for only six weeks, it became clear that Ms. Thompson intended to terminate key MagneGas production personnel and institute salary cuts for virtually all employees with the technical capabilities for our valuable intellectual property. During earlier discussions regarding strategy in November 2020, Mr. Wetherald presented to Company representatives a plan that promoted acquisitions and a reduction of our sales network and infrastructure through store closings.

If the Activist Group were to cut resources for MagneGas, it would be a short-sighted, knee-jerk reaction by a group that lacks the deep Company and industry knowledge of your existing Board. Your Board believes that MagneGas is a market differentiator for the Company and a critical wedge product with the potential to drive revenue growth and market share gains through our network of retail stores and regional distributors while reducing sales network and infrastructure costs.

In addition, several of our key employees, including our Chief Technology Officer, MagneGas, business development specialists, and regional sales executives have expressed their unwillingness to remain with the Company if the Activist Group prevails. The Company believes that the loss of any of these key employees could materially and adversely impact our ability to generate revenues and execute our business strategy.

We believe the Activist Group’s intended actions could potentially be quite value destructive. We urge you to ignore and not return any WHITE consent solicitation card sent to you by the Activist Group.

DON’T BE FOOLED BY THE ACTIVISTS’ BASELESS ALLEGATIONS
AND MISLEADING STATEMENTS

Put simply, the members of the Activist Group are attempting a no-premium takeover, and in seeking to do so, they have resorted to spreading baseless allegations and misstatements of fact. There are a number of misleading and inaccurate statements in the Activists Group’s March 12, 2021 letter, a handful of which are outlined below:

●	The Activist Group states that Mr. Wetherald has no desire to engage in an activist campaign – but his actions clearly say otherwise. Your Board tried at the outset of their campaign to engage in a constructive dialogue with the Activist Group to avoid an expensive and disruptive proxy contest and has made clear our interest in reaching a mutually agreeable settlement. However, the Activist Group responded that it would not accept anything short of replacing of all five members of your Board and taking over your Company.

●	The Activist Group erroneously states that concerns Ms. Thompson raised around certain accounting practices related to adjustments for costs of goods sold were “ignored” – this is categorically false. The Board formed a Special Committee of the Board of Directors to investigate this matter, and the Special Committee hired independent, outside counsel as well as a nationally recognized independent registered public accounting firm to lead the investigation.

●	Finally, your Board takes any concern around misconduct seriously, and did so in response to allegations of wrongdoing, including breach of fiduciary duties, by Mr. Welo and Ms. Thompson when they served on the Board and Ms. Thompson served as the Company’s CFO from November 2020 to December 2020. Contrary to statements in the Activist Group’s letter, this investigation was not “quickly dropped the next month”; rather, the Special Committee of the Board of Directors continued to investigate these matters, aided by independent legal counsel, despite the fact that Welo and Thompson resigned after being faced with the allegations. The Special Committee of the Board of Directors ultimately determined that both Welo and Thompson breached their fiduciary duties of loyalty and care by sharing non-public and confidential information with Wetherald.

YOUR BOARD SERVES THE INTERESTS OF ALL SHAREHOLDERS

The Activist Group is conducting a distracting and value-destructive campaign to serve its own interests, regardless of the impact it may have on the Company’s development. We believe strongly that the Activist Group’s proposals are not in the best interests of shareholders and that your interests will be best served if your current Board and management continue to pursue the Company’s growth strategy and business plan to preserve shareholder value.

We urge you to defend against the Activist Group seizing control of Taronis and disrupting its positive momentum at this critical time in the Company’s development.

SUPPORT TARONIS’S STRONG, INDEPENDENT BOARD BY NOT RETURNING ANY WHITE CARD

SENT TO YOU BY WETHERALD AND WELO

For the foregoing reasons, we strongly urge you to support your Board and reject the Activist Group’s efforts to deliver control of the Company to a new board of directors consisting of their handpicked director candidates.

The Consent Revocation Statement filed by the Company with the SEC on March 10, 2021 contains important information as to why and how you should submit the accompanying GREEN Consent Revocation Card to revoke any white consent card that you may have previously returned to the Activist Group. We urge you to read the Consent Revocation Statement carefully.

IF YOU HAVE MISTAKENLY RETURNED A WHITE CARD AND WANT TO CONTINUE

SUPPORTING YOUR EXISTING BOARD, SUBMIT THE ENCLOSED GREEN CONSENT

REVOCATION CARD TODAY

Your experienced and qualified Board and management team continue to be focused on delivering value to our shareholders. You can defend against the Activist Group’s efforts to take control of the Company through the following steps:

1.	Do not sign the Activist Group’s white consent card and do not return the white consent card. So you can really show your support for the Company by DOING NOTHING.

2.	If you already signed the Activist Group’s white consent card, you can revoke that consent by signing, dating and returning the enclosed GREEN Consent Revocation Card immediately in the pre-paid envelope provided.

Regardless of the number of shares of Taronis that you own, your support of the Board and management is important. We greatly appreciate your cooperation and participation.

If you have any questions regarding the Consent Revocation Statement or about submitting your GREEN Consent Revocation Card, or otherwise require assistance, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: TRNF@mackenziepartners.com

Sincerely,

The Board of Directors

Taronis Fuels, Inc.

Important Additional Information and Where to Find It

In connection with the consent solicitation initiated by Wetherald/Welo and the Activist Group, the Company has filed a definitive consent revocation statement and accompanying GREEN consent revocation card and other relevant documents with the Securities and Exchange Commission (the “SEC”), which will also be mailed to Taronis’s shareholders. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the consent revocation statement, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at http://www.taronisfuels.com/investors/overview/ as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers will be participants in the solicitation of consent revocations from the Company’s stockholders. Information regarding the participants of Taronis in the solicitation of consent revocations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in Taronis’s definitive consent revocation statement filed with the SEC on March 10, 2021. Other information about the directors and executive officers of Taronis is set forth in the Company’s Annual Report on Form 10-K filed with SEC on May 22, 2020. These documents can be found on the SEC’s website at www.sec.gov or the Company’s website at http://www.taronisfuels.com/investors/sec-overview/all-sec-filings/.

Forward-Looking Statements

This press release contains forward-looking information about TRNF within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the belief that any corporate action taken must be for the benefit of all Company shareholders and must be rooted in a strong understanding of the industrial gas and welding supply industry, TRNF’s business and its important milestones ahead, beliefs about TRNF’s strategy and long-term value creation, beliefs about TRNF’s strategic plan and implementation thereof, beliefs about TRNF’s financial profile and its Board and expectations as to and beliefs about the consent solicitation are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by Wetherald/Welo, the Activist Group and/or other activist investors; as well as those risks identified in TRNF’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect TRNF’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on TRNF’s stock price. TRNF cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. TRNF disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About TRNF

Taronis Fuels, Inc. is a global producer of renewable and socially responsible fuel products. Our goal is to deliver environmentally sustainable, technology driven alternatives to traditional fossil fuel and carbon-based economy products. We believe our products offer a vastly cleaner solution to legacy acetylene and propane alternatives.

Taronis is also dedicated to providing fundamentally safer solutions to meet the industrial, commercial and residential needs of tomorrow’s global economy. Our products have been rigorously tested and independently validated by global gas authorities as vastly safer than acetylene, the most dangerous industrial gas in use today.

Lastly, we strive to deliver products that offer significant function superiority at a reduced cost to the end consumer. Through these efforts, we support 9 of the 17 United Nations Sustainable Development Goals. For more information, please visit our website at www.taronisfuels.com.

Taronis Fuels Contacts:

Investors:

Taronis Fuels
ir@taronisfuels.com

or

MacKenzie Partners, Inc.
Bob Marese/Larry Schimmel
212-929-5500
Proxy@mackenziepartners.com

Media:

Reevemark
Paul Caminiti/Pam Greene
(212) 433-4600
Taronis@reevemark.com